                                                                      EXHIBIT 11

                     ROWAN COMPANIES, INC. AND SUBSIDIARIES
                            COMPUTATION OF BASIC AND
                        DILUTED EARNINGS (LOSS) PER SHARE
                     (in thousands except per share amounts)

                                                                   For the Year Ended December 31
                                                              --------------------------------------
                                                                1999             1998         1997
                                                              --------         --------     --------
Weighted average shares of common stock
      outstanding                                               83,176           85,641       86,184

Stock options (treasury stock method)                              541              804        1,803

Shares issuable from assumed conversion of
      floating rate subordinated debentures                        738              844        1,236
                                                              --------         --------     --------

Weighted average shares for diluted
      earnings (loss) per share calculation                     84,455           87,289       89,223
                                                              ========         ========     ========

Income (loss) before extraordinary charges                    $ (9,666)        $124,460     $156,425

Extraordinary charges from early redemption of debt                                            9,766
                                                              --------         --------     --------

Net income (loss) for basic calculation                         (9,666)         124,460      146,659

Subordinated debenture interest                                                                  172
                                                              --------         --------     --------

Net income (loss) for diluted calculation                     $ (9,666)        $124,460     $146,831
                                                              ========         ========     ========

Basic earnings (loss) per share:

      Income (loss) before extraordinary charges              $   (.12)        $   1.45     $   1.82

      Extraordinary charges                                                                      .12
                                                              --------         --------     --------

      Net income (loss)                                       $   (.12)        $   1.45     $   1.70
                                                              ========         ========     ========

Diluted earnings (loss) per share:

      Income (loss) before extraordinary charges              $   (.11)(A)     $   1.43     $   1.76

      Extraordinary charges                                                                      .11
                                                              --------         --------     --------

      Net income (loss)                                       $   (.11)(A)     $   1.43     $   1.65
                                                              ========         ========     ========



Note: Reference is made to Note 1 to Consolidated Financial Statements regarding computation of per share amounts.

(A) This calculation is submitted in accordance with regulation S-K Item 601(b)(11) although it is contrary to Statement of Financial Accounting Standards No. 123 because it produces an antidilutive result.